This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

ABC

First Horizon Alternative Mortgage
Securities Trust 2006-RE2

$112,229,018
(Approximate, subject to +/- 10% Variance)

First Horizon Alternative Mortgage Securities Trust 2006-RE2
(Issuing Entity)

First Horizon Asset Securities Inc.
(Depositor)

ABC

ABC	FHAMS, Series 2006-RE2

Term Sheet	Date Prepared: May 16 , 2006

First Horizon Alternative Mortgage Securities Trust 2006-RE2
$112,229,018 (Approximate, Subject to +/- 10% Variance)

Class	Principal Amount ($) (Approx)	Certificate Type	Coupon (1)	WAL (Yrs) (2)	Principal Payment Window (2)	Expected Ratings (3)
A-1	112,229,018	FLOAT / SEQ	LIBOR + 0.50%	2.88	1 - 134	[AAA]

(1)
The Pass-Through Rate on any Distribution Date with respect to the Class A-1 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR for the related accrual period plus 0.50%, and (ii) 5.50%. In addition, the Class A-1 Certificates will be entitled to proceeds from an interest rate cap contract, as described in this term sheet. In addition the Class A-1 Certificates will be subject to a coupon floor of 0.50% per annum.

(2)	Based on Pricing Assumptions (as described below).

(3)	Anticipated rating from Moody’s Investors Service.

Pricing Assumptions

Accrual Period:	30/360 - 0 day delay
Closing Date:	May-25-06
First Payment Date:	June-25-06
Pricing Speed:	100% PPC

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

ABC	FHAMS, Series 2006-RE2

Issuer:	First Horizon Alternative Mortgage Securities Trust 2006-RE2

Depositor:	First Horizon Asset Securities Inc.

Trustee:	The Bank of New York

Interest Rate
Cap Provider:	[J.P. Morgan Securities Inc.]

Closing Date:	May [25], 2006.

Distribution Date:	The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in June 2006.

Certificates:	Approximately $112,229,018 of Mortgage Pass-Through Certificates, Series 2006-RE2, Class A-1 (“the Certificates”) of First Horizon Alternative Mortgage Securities Trust 2006-RE2.
Trust Assets:
The Certificates will evidence an undivided beneficial ownership interest in the assets of a trust fund consisting of (i) an approximately 68.2488509% interest in a class of mortgage pass-through certificates previously issued by First Horizon Alternative Mortgage Securities Trust 2005-FA2 (“FHAMS 2005-FA2”) designated as Mortgage Pass-Through Certificates, Series 2005-FA2, Class I-A-1 Certificates (the “Underlying Certificates”) and (ii) payments made pursuant to an interest rate Cap Contract. The Underlying Certificates are described in the prospectus supplement dated February 25, 2005 to the prospectus dated February 25, 2005, a copy of which is attached hereto as Appendix A.

Distributions on the
Certificates:	On each Distribution Date, the Trustee will distribute, after payment of any administrative expenses, Available Funds in the following order of priority:

(i)   to the holders of the Class A-1 Certificates, the sum of (i) current interest and (ii) any previously accrued and unpaid interest (and any accrued interest thereon at the Class A-1 Certificate Rate); and

(ii) to the holders of the Class A-1 Certificates, principal for such Payment Date until the class certificate balance of the Class A-1 Certificates has been reduced to zero;

Available Funds:
With respect to the Certificates for any Payment Date, is equal to the excess of (i) the sum of (x) the amount of all distributions on the Underlying Certificates on the related Underlying Distribution Date and (y) any amounts received from the Cap Contract over (ii) certain permitted reimbursements to the Trustee (if any).

Accrued Interest:
Interest will accrue on the Certificates during the period commencing on the immediately preceding Distribution Date (or in the case of the first Distribution Date, commencing on the Closing Date) and ending on the day immediately preceding such Distribution Date on the basis of a 360-day year consisting of twelve 30-day months.

ERISA Considerations:
Subject to the considerations described in the related Prospectus Supplement, the Certificates will be eligible for purchase by certain ERISA plans as of the Closing Date. However, if you are a fiduciary of any retirement plan or other employee benefit arrangement subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, you should consult with counsel as to whether you can buy or hold any of the Certificates.

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

ABC	FHAMS, Series 2006-RE2

SMMEA Treatment:	The Certificates will constitute “mortgage related securities” for purposes of SMMEA.

Pricing Prepayment
Assumption:
100% PPC per annum. 100% PPC is defined as 8% CPR in the first month of loan life and additionally approximately 1.45% in each month thereafter until the twelfth month (e.g., approximately 9.45% per annum in the second month). The first month of loan life is assumed to be March 2005. Beginning in the twelfth month and in each month thereafter, it remains constant at 24% CPR.

Interest Rate Corridor:
An Interest Rate Corridor will be purchased for the benefit of the Class A-1 Certificates to protect against interest rate risk from upward movement in one-month LIBOR for a period of [141] months. The Interest Rate Corridor will have a strike rate of [5.00%] and a maximum rate of [9.00%]. Its notional balance, as set forth on the Class A-1 Interest Rate Corridor Schedule below, on any Distribution Date, represents the notional balance of the Class A-1 Certificates assuming 60% PPC less the notional amount set forth in underlying Class I-A-1 cap schedule. It will contribute cash in the event one-month LIBOR rises above the strike rate, subject to the maximum rate limitation. The notional balance of the Class A-1 Interest Rate Corridor has been designed to account for the fact that the prepayment rate for the mortgage loans underlying the Underlying Certificate has generally been slower than the assumed 100% PPC in creating the underlying Class I-A-1 cap schedule.

On each Distribution Date, the corridor provider will make payments equal to the product of (a) one-twelfth, (b) the excess, if any, of (i) the minimum of the maximum rate and one-month LIBOR for such Distribution Date over (ii) the strike rate, and (c) the notional balance set forth below. Payments received under the Class A-1 Interest Rate Corridor will only be available to benefit the Class A-1 Certificates.

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

ABC	FHAMS, Series 2006-RE2

Interest Rate Corridor Schedule

Period	Payment Date	Notional ($)	Strike (%)	Ceiling (%)	Period	Payment Date	Notional ($)	Strike (%)	Ceiling (%)
1	Jun-25-2006	7,315,979.49	5.00	9.00	37	Jun-25-2009	25,340,050.19	5.00	9.00
2	Jul-25-2006	8,331,016.66	5.00	9.00	38	Jul-25-2009	25,463,081.46	5.00	9.00
3	Aug-25-2006	9,306,062.43	5.00	9.00	39	Aug-25-2009	25,573,081.49	5.00	9.00
4	Sep-25-2006	10,242,259.15	5.00	9.00	40	Sep-25-2009	25,670,489.26	5.00	9.00
5	Oct-25-2006	11,140,720.07	5.00	9.00	41	Oct-25-2009	25,755,731.84	5.00	9.00
6	Nov-25-2006	12,002,529.99	5.00	9.00	42	Nov-25-2009	25,829,224.68	5.00	9.00
7	Dec-25-2006	12,828,746.04	5.00	9.00	43	Dec-25-2009	25,891,371.86	5.00	9.00
8	Jan-25-2007	13,620,398.23	5.00	9.00	44	Jan-25-2010	25,942,566.46	5.00	9.00
9	Feb-25-2007	14,378,490.23	5.00	9.00	45	Feb-25-2010	25,983,190.74	5.00	9.00
10	Mar-25-2007	15,103,999.92	5.00	9.00	46	Mar-25-2010	26,013,616.48	5.00	9.00
11	Apr-25-2007	15,797,880.05	5.00	9.00	47	Apr-25-2010	26,017,111.80	5.00	9.00
12	May-25-2007	16,461,058.83	5.00	9.00	48	May-25-2010	26,011,339.10	5.00	9.00
13	Jun-25-2007	17,094,440.58	5.00	9.00	49	Jun-25-2010	25,996,638.43	5.00	9.00
14	Jul-25-2007	17,698,906.23	5.00	9.00	50	Jul-25-2010	25,973,340.31	5.00	9.00
15	Aug-25-2007	18,275,313.94	5.00	9.00	51	Aug-25-2010	25,941,766.08	5.00	9.00
16	Sep-25-2007	18,824,499.68	5.00	9.00	52	Sep-25-2010	25,902,228.04	5.00	9.00
17	Oct-25-2007	19,347,277.69	5.00	9.00	53	Oct-25-2010	25,855,029.70	5.00	9.00
18	Nov-25-2007	19,844,441.09	5.00	9.00	54	Nov-25-2010	25,800,466.06	5.00	9.00
19	Dec-25-2007	20,316,762.33	5.00	9.00	55	Dec-25-2010	25,738,823.75	5.00	9.00
20	Jan-25-2008	20,764,993.74	5.00	9.00	56	Jan-25-2011	25,670,381.28	5.00	9.00
21	Feb-25-2008	21,189,868.02	5.00	9.00	57	Feb-25-2011	25,595,409.22	5.00	9.00
22	Mar-25-2008	21,592,098.69	5.00	9.00	58	Mar-25-2011	25,514,170.47	5.00	9.00
23	Apr-25-2008	21,972,380.57	5.00	9.00	59	Apr-25-2011	25,421,982.75	5.00	9.00
24	May-25-2008	22,331,390.26	5.00	9.00	60	May-25-2011	25,324,169.13	5.00	9.00
25	Jun-25-2008	22,669,786.60	5.00	9.00	61	Jun-25-2011	25,220,968.31	5.00	9.00
26	Jul-25-2008	22,988,210.99	5.00	9.00	62	Jul-25-2011	25,112,612.04	5.00	9.00
27	Aug-25-2008	23,287,288.00	5.00	9.00	63	Aug-25-2011	24,999,325.29	5.00	9.00
28	Sep-25-2008	23,567,625.64	5.00	9.00	64	Sep-25-2011	24,881,326.49	5.00	9.00
29	Oct-25-2008	23,829,815.82	5.00	9.00	65	Oct-25-2011	24,758,827.61	5.00	9.00
30	Nov-25-2008	24,074,434.75	5.00	9.00	66	Nov-25-2011	24,632,034.41	5.00	9.00
31	Dec-25-2008	24,302,043.33	5.00	9.00	67	Dec-25-2011	24,501,146.52	5.00	9.00
32	Jan-25-2009	24,513,187.49	5.00	9.00	68	Jan-25-2012	24,366,357.68	5.00	9.00
33	Feb-25-2009	24,708,398.63	5.00	9.00	69	Feb-25-2012	24,227,855.82	5.00	9.00
34	Mar-25-2009	24,888,193.89	5.00	9.00	70	Mar-25-2012	24,085,823.26	5.00	9.00
35	Apr-25-2009	25,053,076.58	5.00	9.00	71	Apr-25-2012	23,932,309.13	5.00	9.00
36	May-25-2009	25,203,536.48	5.00	9.00	72	May-25-2012	23,775,943.75	5.00	9.00

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

ABC	FHAMS, Series 2006-RE2

Interest Rate Corridor Schedule (continued)

Period	Payment Date	Notional ($)	Strike (%)	Ceiling (%)	Period	Payment Date	Notional ($)	Strike (%)	Ceiling (%)
73	Jun-25-2012	23,616,885.79	5.00	9.00	109	Jun-25-2015	16,974,151.19	5.00	9.00
74	Jul-25-2012	23,455,289.04	5.00	9.00	110	Jul-25-2015	16,781,167.34	5.00	9.00
75	Aug-25-2012	23,291,302.47	5.00	9.00	111	Aug-25-2015	16,589,278.04	5.00	9.00
76	Sep-25-2012	23,125,070.38	5.00	9.00	112	Sep-25-2015	16,398,507.65	5.00	9.00
77	Oct-25-2012	22,956,732.51	5.00	9.00	113	Oct-25-2015	16,208,879.36	5.00	9.00
78	Nov-25-2012	22,786,424.20	5.00	9.00	114	Nov-25-2015	16,020,415.11	5.00	9.00
79	Dec-25-2012	22,614,276.43	5.00	9.00	115	Dec-25-2015	15,833,135.67	5.00	9.00
80	Jan-25-2013	22,440,416.04	5.00	9.00	116	Jan-25-2016	15,647,060.68	5.00	9.00
81	Feb-25-2013	22,264,965.75	5.00	9.00	117	Feb-25-2016	15,462,208.63	5.00	9.00
82	Mar-25-2013	22,088,044.33	5.00	9.00	118	Mar-25-2016	15,278,596.99	5.00	9.00
83	Apr-25-2013	21,903,778.13	5.00	9.00	119	Apr-25-2016	15,096,242.17	5.00	9.00
84	May-25-2013	21,718,632.40	5.00	9.00	120	May-25-2016	14,915,159.57	5.00	9.00
85	Jun-25-2013	21,532,702.82	5.00	9.00	121	Jun-25-2016	14,735,363.62	5.00	9.00
86	Jul-25-2013	21,346,081.78	5.00	9.00	122	Jul-25-2016	14,556,867.82	5.00	9.00
87	Aug-25-2013	21,158,858.48	5.00	9.00	123	Aug-25-2016	14,379,684.73	5.00	9.00
88	Sep-25-2013	20,971,119.03	5.00	9.00	124	Sep-25-2016	14,203,826.05	5.00	9.00
89	Oct-25-2013	20,782,946.57	5.00	9.00	125	Oct-25-2016	14,029,302.61	5.00	9.00
90	Nov-25-2013	20,594,421.27	5.00	9.00	126	Nov-25-2016	13,856,124.41	5.00	9.00
91	Dec-25-2013	20,405,620.49	5.00	9.00	127	Dec-25-2016	13,684,300.66	5.00	9.00
92	Jan-25-2014	20,216,618.81	5.00	9.00	128	Jan-25-2017	13,513,839.77	5.00	9.00
93	Feb-25-2014	20,027,488.14	5.00	9.00	129	Feb-25-2017	13,344,749.44	5.00	9.00
94	Mar-25-2014	19,838,297.75	5.00	9.00	130	Mar-25-2017	13,177,036.63	5.00	9.00
95	Apr-25-2014	19,645,309.01	5.00	9.00	131	Apr-25-2017	13,010,707.56	5.00	9.00
96	May-25-2014	19,452,736.43	5.00	9.00	132	May-25-2017	12,807,854.78	5.00	9.00
97	Jun-25-2014	19,260,627.20	5.00	9.00	133	Jun-25-2017	12,553,994.86	5.00	9.00
98	Jul-25-2014	19,069,026.68	5.00	9.00	134	Jul-25-2017	12,303,737.61	5.00	9.00
99	Aug-25-2014	18,877,978.40	5.00	9.00	135	Aug-25-2017	12,057,034.02	5.00	9.00
100	Sep-25-2014	18,687,524.16	5.00	9.00	136	Sep-25-2017	11,813,835.71	5.00	9.00
101	Oct-25-2014	18,497,704.05	5.00	9.00	137	Oct-25-2017	11,574,094.94	5.00	9.00
102	Nov-25-2014	18,308,556.53	5.00	9.00	138	Nov-25-2017	11,337,764.63	5.00	9.00
103	Dec-25-2014	18,120,118.44	5.00	9.00	139	Dec-25-2017	11,104,798.30	5.00	9.00
104	Jan-25-2015	17,932,425.06	5.00	9.00	140	Jan-25-2018	10,875,150.10	5.00	9.00
105	Feb-25-2015	17,745,510.18	5.00	9.00	141	Feb-25-2018	10,648,774.79	5.00	9.00
106	Mar-25-2015	17,559,406.12	5.00	9.00
107	Apr-25-2015	17,363,298.29	5.00	9.00
108	May-25-2015	17,168,203.85	5.00	9.00

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

ABC	FHAMS, Series 2006-RE2

APPENDIX A

FHAMS 2005-FA2 PROSPECTUS SUPPLEMENT

Prospectus Supplement dated February 25, 2005, previously filed on EDGAR under file number 333-119657-14, as supplemented by the Supplement to Prospectus Supplement dated December 22, 2005, previously filed on EDGAR under file number 333-119657

[also available online at http://www.sec.gov/Archives/edgar/data/1081915/000095011705000775/a39304.txt and http://www.sec.gov/Archives/edgar/data/1081915/000114420405040956/v032103_424b3.htm, respectively.]

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.

ABC	FHAMS, Series 2006-RE2

Contact Information

FOR ADDITIONAL INFORMATION PLEASE CALL:

UBS Securities LLC

MBS Finance

Agnes Teng	(212) 713-4593
Sameer Tikoo	(212) 713-2952

MBS Trading/Structuring

Peter Ma	(212) 713-4333
Dave Mangone	(212) 713-4333
Douglas Adelman	(212) 713-1329

This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the “material”), was prepared solely by UBS Securities LLC (“UBS”), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee’s legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. This information is furnished to you solely by UBS and not by the Issuer of the securities or any of its affiliates. This report does not contain all information that is required to be included in the PPM, particularly with respect to the risk and special considerations associated with an investment in the securities. Investors are urged to read the PPM because it contains important information. The information herein is preliminary and is subject to completion. The information herein supersedes information contained in any prior materials relating to these securities. This report is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. UBS is acting as Initial Purchaser and not acting as Agent for the Issuer or its affiliates in connection with the proposed transaction. UBS may hold long or short positions in or buy and sell these securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.